Exhibit 4.3

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of Capital Stock

As of January 30, 2021, Petco Health and Wellness Company, Inc. (the “Company”), a Delaware corporation, has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock, par value $0.001 per share.

The following description of the Class A common stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Company’s (i) Second Amended Certificate of Incorporation (the “Certificate of Incorporation”) and (ii) Second Amended and Restated Bylaws (the “Bylaws”), which are filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, of which this Exhibit 4.3 is a part.

Authorized Capitalization

The Company’s authorized capital stock consists of (i) 1,000,000,000 shares of Class A common stock, of which 226,424,140 shares are issued and outstanding, (ii) 75,000,000 shares of Class B-1 common stock, $0.001 par value per share, of which 37,790,781 shares are issued and outstanding, (iii) 75,000,000 shares of Class B-2 common stock, $0.000001 par value per share, of which 37,790,781 shares are issued and outstanding, and (iv) 25,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated and none of which shares of preferred stock are issued and outstanding. The Company’s board of directors (the “Board of Directors”) is permitted to establish one or more series of preferred stock and fix the powers, designations, rights, and preferences of each such series from time to time. CPP Investments, a Canadian Company (“CPP Investments”), and certain funds that are advised and/or managed by CVC Capital Partners (together with CPP Investments, the “Sponsors”) together beneficially own all outstanding shares of Class B-1 common stock and Class B-2 common stock. Unless the context otherwise requires, references to “common stock” refer to the Company’s Class A common stock, Class B-1 common stock, and Class B-2 common stock, collectively.

Class A Common Stock

Pursuant to the Certificate of Incorporation, holders of the Company’s Class A common stock are entitled to one vote on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of Class A common stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Pursuant to the Certificate of Incorporation, holders of Class A common stock are not entitled to cumulative voting.

Each share of Class A common stock is convertible into one share of Class B-1 common stock and one share of Class B-2 common stock at any time and from time to time, at the option of the holder, so long as such holder holds one or more shares of Class B-1 common stock or Class B-2 common stock at the time of conversion. No public stockholders of the Company have conversion rights because they are not eligible to hold shares of Class B-1 common stock or Class B-2 common stock.

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of the Company’s Class A common stock are entitled to receive dividends out of any of the Company’s funds legally available when, as, and if declared by the Board of Directors. Upon the dissolution, liquidation, or winding up of the Company, subject to the rights, if any, of the holders of the Company’s preferred stock, the holders of the Company’s Class A common stock shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them and the holders of the Company’s Class B-1 and Class B-2 common stock; provided, however, that the distribution to holders of Class B-2 common stock shall be limited to the aggregate par value of such holders’ then outstanding shares of Class B-2 common stock. Holders of the Company’s Class A common stock do not have preemptive or conversion rights, other than as described above, or other subscription rights. There are no redemption or sinking fund provisions applicable to the Company’s Class A common stock.

Class B-1 and Class B-2 Common Stock

Pursuant to the Certificate of Incorporation, the Company’s Class B-1 common stock has the same rights as the Company’s Class A common stock, except that holders of the Company’s Class B-1 common stock are not entitled to vote in the election or removal of directors. Holders of the Company’s Class B-2 common stock only have the right to vote in the election or removal of directors. Pursuant to the Certificate of Incorporation, holders of the Company’s Class B-1 and Class B-2 common stock are not entitled to cumulative voting.

Each share of the Company’s Class B-1 common stock is convertible into one share of Class A common stock at the option of the holder. As a condition to such conversion, the holder of the shares of Class B-1 common stock to be converted must direct a holder of Class B-2 common stock to transfer an equal number of shares to the Company. No public stockholders of the Company have conversion rights because they are not eligible to hold shares of Class B-1 common stock or Class B-2 common stock.

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of the Company’s Class B-1 common stock are entitled to receive dividends out of any of the Company’s funds legally available when, as, and if declared by the Board of Directors. Upon the Company’s dissolution, liquidation, or winding up, subject to the rights, if any, of the holders of the Company’s preferred stock, the holders of shares of the Company’s Class B-1 common stock and Class B-2 common stock are entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them and the holders of the Company’s Class A common stock; provided, however, that the distribution to holders of Class B-2 common stock shall be limited to the aggregate par value of such holders’ then-outstanding shares of Class B-2 common stock. Holders of the Company’s Class B-1 and Class B-2 common stock do not have preemptive or conversion rights, other than as described above, or other subscription rights. There are no redemption or sinking fund provisions applicable to the Company’s Class B-1 and Class B-2 common stock.

The Company divided the voting rights between Class B-1 common stock and Class B-2 common stock as described above in order to maintain CPP Investments’ compliance with certain regulations under the Canada Pension Plan Investment Board Act, which restrict CPP Investments from investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of such corporation. The Company issued such number of shares of Class B-1 common stock and B-2 common stock as was necessary to facilitate CPP Investments’ compliance with such regulations.

Preferred Stock

Under the terms of the Certificate of Incorporation, the Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law (the “DGCL”) and by the Certificate of Incorporation, to issue up to 25,000,000 shares of preferred stock in one or more series without further action by the holders of the Company’s common stock. The Board of Directors has the discretion, subject to limitations prescribed by the DGCL and by the Certificate of Incorporation, to determine the powers

(including voting powers), preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations, or restrictions, if any, of the shares of each such series.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of the Company’s common stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of the Board of Directors.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the Bylaws, and Delaware Law

Some provisions of the Certificate of Incorporation, the Bylaws, and Delaware law contain provisions that could make the following transactions more difficult: acquisitions of the Company by means of a tender offer, a proxy contest, or otherwise; or removal of the Company’s directors. These provisions may also have the effect of preventing changes in the Company’s executive team. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that might result in a premium over the market price for the shares of the Company’s Class A common stock.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection and the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Stockholder Meetings

The Certificate of Incorporation and Bylaws provide that annual stockholder meetings will be held at a date, time, and place, if any, as exclusively selected by the Board of Directors. Prior to the Trigger Date (as defined below) special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors and by the Board of Directors and shall be called by the Chairman of the Board of Directors or by the Secretary at the request of Scooby Aggregator, LP (the “Principal Stockholder”). From and after the Trigger Date, the Certificate of Incorporation and Bylaws provide that special meetings of the stockholders may be called only by the Chairman of the Board of Directors or by the Board of Directors. “Trigger Date” means the first date on which the Principal Stockholder (including its permitted transferees under the stockholder’s agreement) ceases to beneficially own (directly or indirectly) at least 50% of the shares of the outstanding Class A common stock and Class B-1 common stock of the Company.

Stockholder Action by Written Consent

The Certificate of Incorporation provides that from and after the Trigger Date, any action by stockholders must be taken only at an annual meeting or special meeting rather than by a written consent of the stockholders, subject to the rights of any series of preferred stock with respect to such rights (prior to the

Trigger Date, any action required or permitted to be taken at any annual meeting or special meeting may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted).

Board of Directors

The Certificate of Incorporation provides that the Board of Directors is divided into three classes, each class serving three-year staggered terms. The Board of Directors has the exclusive power to fix the number of directors in each class. In addition, the stockholder’s agreement gives the Principal Stockholder the right to designate a certain number of nominees for election to the Board of Directors and certain committee nomination and observer rights so long as the Principal Stockholder does not sell below, or beneficially owns (directly or indirectly), as applicable, a specified percentage of the outstanding Class A common stock and Class B-1 common stock of the Company.

Prior to the Trigger Date, any director may be removed at any time, with or without cause, by the holders of at least a majority of the voting power of the outstanding shares of the Company’s common stock entitled to vote on the election and removal of directors in the manner permitted by the stockholder’s agreement. In all other cases and at any other time, the Certificate of Incorporation provides that directors may be removed from the Board of Directors only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote on the election and removal of directors. Except in the case of a vacancy arising with respect to a director designated by the Principal Stockholder, the Board of Directors has the sole power to fill any vacancy on the Board of Directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

Supermajority Provisions

The Certificate of Incorporation and Bylaws provide that the Board of Directors is expressly authorized to adopt, make, alter, amend or repeal the Bylaws. From and after the Trigger Date, any adoption, alteration, amendment, or repeal of the Bylaws by the Company’s stockholders will require the affirmative vote of holders of at least 66 2/3% of the voting power of the outstanding common stock entitled to vote thereon. In addition, the Certificate of Incorporation provides that from and after the Trigger Date, certain articles of the Certificate of Incorporation, including those relating to (i) the board size, classification, removal, and vacancies, (ii) stockholder action by written consent, (iii) special meetings of stockholders, (iv) amendment of certificate and bylaws, (v) business combinations with interested stockholders, (vi) liability of directors, (vii) forum selection, and (viii) waiver of corporate opportunity, may be amended only by a vote of at least 66 2/3% of the voting power of outstanding common stock entitled to vote thereon.

Business Combination with Interested Stockholder

In general, Section 203 of the DGCL, an anti-takeover provision, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder, or person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in the manner prescribed by the DGCL and Delaware Court of Chancery.

The Company has elected in the Certificate of Incorporation not to be subject to Section 203. Although the Certificate of Incorporation contains provisions that have generally the same effect as Section 203, the Sponsors, the Principal Stockholder, 9314601 Canada Inc., their respective affiliates and successors, and their respective direct and indirect transferees will not be subject to such provisions regardless of the percentage of the voting stock owned by them.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulative votes in the election of directors unless the Certificate of Incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

Requirements for Advance Notification of Stockholder Meetings, Nominations, and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made, and information about the proposal or nominee for election to the Board of Directors.

Forum Selection

The Certificate of Incorporation provides that, unless the Company selects or consents in writing to the selection of another forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) shall be the exclusive forum for any complaints asserting any “internal corporate claims,” which include claims in the right of the Company (i) that are based upon a violation of a duty by a current or former director, officer, employee, or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery. Further, unless the Company selects or consents to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). The exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring an interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. It is possible that a court could find the exclusive forum provision to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

Provisions of the Certificate of Incorporation Relating to Corporate Opportunities

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of the Company’s directors or stockholders or their respective affiliates. Specifically, the Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the Principal Stockholder, the Sponsors, 9314601 Canada Inc., or any of their affiliates, including any directors designated for nomination and election to the Board of Directors by the Principal Stockholder under the Stockholder’s Agreement (together, the “Identified

Persons”) has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for the Company or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company, or (iii) is one in which the Company has no interest or reasonable expectancy. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in any shares of the Company’s capital stock will be deemed to have notice of and to have consented to the above-summarized provisions.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s common stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company’s and the Company’s stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director.

The Bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL, subject to reimbursement in the event it is ultimately determined that the individual was not entitled to indemnification under the DGCL or the indemnification agreement. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company’s directors, officers, and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. In addition, the Company has entered into separate indemnification agreements with the Company’s directors and certain other officers. Such indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by law and the Bylaws against any and all expenses, liabilities, judgments, fines, penalties, and amounts paid in settlement of any claim, subject to certain exceptions contained in those agreements. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for the repayment to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Bylaws.

The limitation of liability, indemnification, and advancement provisions included in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and the Company’s stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers, or employees for which indemnification is sought.